                                                                    Exhibit 99.2

                               HEXCEL CORPORATION

AGGREGATE MATURITIES OF INDEBTEDNESS

       On March 19, 2003, Hexcel Corporation completed a series of refinancing transactions that reduced its total indebtedness and refinanced most of its debt with near term maturities. This exhibit provides the scheduled maturities for the years ending December 31, 2003 through December 31, 2007 and thereafter based upon outstanding indebtedness after completion of the refinancing transactions.

----------------------------------------  -------  -------  --------  -------  ------- ------------ ---------
(IN MILLIONS)                              2003      2004     2005      2006     2007   Thereafter    TOTAL
----------------------------------------  -------  -------  --------  -------  ------- ------------ ---------
Senior secured credit facility (a)        $    -    $   -     $   -   $    -    $  -    $  13.0     $  13.0
9.875% senior secured notes (b)                -        -         -        -       -      125.0       125.0
9.75% senior subordinated notes (c)            -        -         -        -       -      340.0       340.0
7.0% convertible subordinated
   debentures (d)                              -      1.8       1.8      1.8     1.8       15.5        22.7
----------------------------------------  -------  -------  --------  -------  ------- ------------ ---------
   SUBTOTAL                                    -      1.8       1.8      1.8     1.8      493.5       500.7
Capital leases obligations                   6.2      6.6       7.0     10.7     0.3        2.6        33.4
----------------------------------------  -------  -------  --------  -------  ------- ------------ ---------
TOTAL (e)                                 $  6.2    $ 8.4     $ 8.8   $ 12.5    $2.1    $ 496.1     $ 534.1
========================================  =======  =======  ========  =======  ======= ============ =========

a. On March 19, 2003, the Company entered into a $115.0 million senior secured credit facility led by Fleet Capital Corporation with a maturity of March 31, 2008. Borrowers under this new credit facility include, in addition to Hexcel Corporation, Hexcel's operating subsidiaries in the U.K., Austria and Germany.

b. On March 19, 2003, the Company issued, through a private placement under Rule 144A, $125.0 million of 9 7/8% senior secured notes, due 2008, at a price of 98.952% of face value. As of March 19, 2003, the unamortized discount was $1.3 million.

c. The 9.75% senior subordinated notes, due 2009 are general unsecured obligations of the Company. As of March 19, 2003, the unamortized discount relating to these notes was approximately $1.2 million.

d. The 7.0% convertible subordinated debentures, due 2011, have a sinking fund requirement of $1.8 million annually.

e. This schedule does not include inter-company debt, operating lease obligations, letters of credit, trade payables or accrued liabilities, such as accrued compensation and benefits, or any other commitments.